Filed Pursuant to Rule 433

Registration No. 333-175892

August 17, 2011

Terms and Conditions – 10 Year Fixed Rate Notes due 2021

• Issuer	• Northern Trust Corporation

• Note Type	• Senior

• Ratings (Moody’s/S&P/Fitch)	• A1/AA-/AA-

• Principal Amount	• $500,000,000

• Pricing Date	• August 17, 2011

• Settlement Date	• August 22, 2011 (T +3)

• Maturity Date	• August 23, 2021

• Coupon	• 3.375%

• Re-offer Yield	• 3.427%

• Re-offer Price	• 99.563%

• Market Re-offer Spread	• 125 bps

• Pricing Benchmark	• 2.125% UST due August 2021

• Benchmark Yield	• 2.177%

• Interest Payment Dates	• Semi-annually on the 23rd of February and August

• First Coupon Date	• February 23, 2012

• Call Provisions	• Non-callable

• Day Count Basis	• 30/360

• Proceeds to Company before Expenses	• $495,565,000

• Minimum Denominations	• US$2,000 and integral multiples of US$1,000 in excess of such amount

• Joint Book-Running Managers	• J.P. Morgan Securities LLC • Morgan Stanley & Co. LLC

• Co-Managers	• Barclays Capital Inc. • Merrill Lynch, Pierce, Fenner & Smith Incorporated • Loop Capital Markets LLC • UBS Securities LLC

• CUSIP	• 665859AM6

• ISIN	• US665859AM63

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) J.P. Morgan Securities LLC collect at 1-212-834-4533, or (ii) Morgan Stanley & Co. LLC at 1-866-718-1649.